EXHIBIT 10.2

TEKNI-PLEX, INC.,

as Borrower

___________

$15,000,000

JUNIOR LIEN CREDIT AGREEMENT

Dated as of November 14, 2008

___________

OCM Tekni-Plex Holdings II, L.P.

as Lender and Administrative Agent

(i)

Schedules
Schedule 5.4	-	Ownership of Borrower
Exhibits
Exhibit A	-	Guaranty
Exhibit B	-	Pledge Agreement
Exhibit C	-	Security Agreement

(ii)

JUNIOR LIEN CREDIT AGREEMENT

JUNIOR LIEN CREDIT AGREEMENT, dated as of November 14, 2008 between TEKNI-PLEX, INC., a Delaware corporation (the “Borrower”), OCM TEKNI-PLEX HOLDINGS II, L.P., a California limited liability partnership (the “Lender”) and OCM TEKNI-PLEX HOLDINGS II, L.P. as administrative agent (the “Administrative Agent”)

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender extend credit to the Borrower on a junior lien basis in order to pay for (a) transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (b) working capital and general corporate purposes.

WHEREAS, the loan shall be secured on a junior lien basis with a lien on the collateral granted to the Senior Lien Administrative Agent under the Senior Lien Credit Agreement.

WHEREAS, the Lender is willing to make such loan to the Borrower only on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS

1.1       Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Access, Use and Intercreditor Agreement” means that certain Access, Use and Intercreditor Agreement, by and among the Senior Lien Administrative Agent, the Lender, the New Senior Secured Note Trustee, the Existing Senior Secured Note Trustee and the Borrower.

“Account” has the meaning given to such term in the UCC.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Junior Lien Credit Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases.

“Capitalized Interest Amount” has the meaning specified in Section 3.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Constituent Document” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Default”means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Capitalized Interest Amount” has the meaning specified in Section 3.2(b).

“Discharge of Senior Obligations” has the meaning assigned to that terms in the Intercreditor Agreement.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“Effective Date” has the meaning specified in Section 4 (Conditions Precedent).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, natural resources, or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean up or other remediation thereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“European Term Loan” means the non-amortizing term loan made on or prior to the date hereof by Lender to Tekni-Plex Europe B.V. in an aggregate principal amount of $33,500,000 (or its equivalent in Euros).

“Event of Default” has the meaning specified in Section 8.1.

“Existing Senior Secured Note Documents” means the Existing Senior Secured Note Indenture, the Existing Senior Secured Notes and the Existing Senior Secured Security Documents.

“Existing Senior Secured Note Indenture” means that certain Indenture, dated as of November 21, 2003, among the Borrower, each of the guarantors party thereto and the Existing Senior Secured Note Trustee, as amended, waived, supplemented or otherwise modified from time to time.

“Existing Senior Secured Note Trustee” means HSBC Bank USA, National Association, as trustee under the Existing Senior Secured Note Indenture.

“Existing Senior Secured Notes” means the $275,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2013, issued pursuant to the Existing Senior Secured Note Indenture.

“Existing Senior Secured Security Documents” means security documents that create a second priority Lien on certain assets of the Borrower and its Subsidiaries to secure the obligations under the Existing Senior Secured Notes and the other Existing Senior Secured Note Documents.

“Fiscal Quarter” means each of the three month periods ending on or around March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on or around June 30 of each year.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangibles” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and any supranational bodies such as the European Union or the European Central Bank.

“Guarantor” means each Subsidiary of the Borrower party to or that becomes party to the Guaranty.

“Guaranty” means that certain Junior Lien Guaranty, dated as of the Effective Date, executed by the Guarantors, a copy of which is attached hereto as Exhibit A.

“Guaranty Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that remain unpaid for less than 90 days past the due date therefor or that are otherwise subject to a bona fide dispute, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (i) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Senior Lien Administrative Agent, the Lender and the Borrower.

“Interest Rate Contract” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Lender” is defined in the introductory paragraph of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” is defined in Section 2.1 hereof.

“Loan Documents” means, collectively, this Agreement, the Guaranty, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (c) the rights and remedies of the Lender under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maturity Date” means November 14, 2013.

“New Senior Secured Note Documents” means the New Senior Secured Note Indenture, the New Senior Secured Notes and the New Senior Secured Note Security Documents.

“New Senior Secured Note Indenture” means that certain Indenture, dated as of June 10, 2005 among the Borrower, each of the guarantors party thereto and the New Senior Secured Note Trustee, as amended, waived, supplemented or otherwise modified from time to time.

“New Senior Secured Note Trustee” means HSBC Bank USA, National Association, as trustee under the New Senior Secured Note Indenture.

“New Senior Secured Notes” means the $150,000,000 aggregate principal amount of 10 7/8% Senior Secured Notes due 2012, issued in accordance with the terms of the New Senior Secured Note Indenture.

“New Senior Secured Note Security Documents” means security documents that create a first priority Lien on certain assets of the Borrower and its Subsidiaries to secure the obligations under the New Senior Secured Notes and the other New Senior Secured Note Documents.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Obligations” means the Loan and all other amounts, obligations, covenants and duties owing by the Borrower to the Lender or any Affiliate of the Lender, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under this Agreement or any other Loan Document.

“Original Principal” means, with respect to the Loan, the original principal of the Loan without giving effect to any increase in the principal amount of the Loan attributable to the capitalization of interest with respect thereto in accordance with Section 3.2(b) hereof.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge Agreement” means that certain Junior Lien Pledge Agreement, dated as of the Effective Date, executed by the Guarantors, a copy of which is attached hereto as Exhibit B.

“Pledged Instruments” has the meaning specified in the Pledge Agreement.

“Qualified Preferred Stock” of any Person means any preferred stock of such Person other than preferred stock which (x) requires any cash payment of dividends or other distributions (other than pursuant to provisions that expressly provide that no such payment can be made in violation of this Agreement) or (y) by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Obligations (other than pursuant to change of control provisions similar to those set forth herein; provided, however, that such provisions expressly provide that no payment can be made on such stock in violation of this Agreement).

“Requirement of Law” means, for any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Security Agreement” means that certain Junior Lien Security Agreement, dated as of the Effective Date, executed by the Guarantors, a copy of which is attached hereto as Exhibit C.

“Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lender and any other holder of any Secured Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Senior Lien Administrative Agent” means Citicorp USA, Inc., as administrative agent under the Senior Lien Credit Agreement.

“Senior Lien Credit Agreement” means the Senior Lien Credit Agreement dated as of November 14, 2008, among the Borrower, the lenders from time to time party thereto and Citicorp USA, Inc., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Lien Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Senior Lien Credit Agreement.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Note Indenture” means that certain Indenture, dated as of June 21, 2000, between the Borrower, as issuer, and HSBC Bank USA, as trustee, as amended, waived, supplemented or otherwise modified from time to time.

“Subordinated Notes” has the meaning specified in the New Senior Secured Note Indenture.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“UCC” has the meaning specified in the Security Agreement.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

1.2	Other Definition Provisions.

(a)       All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(c)       Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

SECTION 2.	AMOUNT AND TERMS OF THE LOAN

2.1       The Term Loan. On the Effective Date, subject to receipt of the Borrowing Notice, the Lender agrees to make a term loan to the Borrower in an aggregate principal amount of Fifteen Million U.S. Dollars ($15,000,000) (the “Loan”) in immediately available funds in Dollars not later than 1:00 p.m., New York City time (or at such later time as the Borrower may agree) on the Effective Date.

2.2       Procedure for Borrowing. To exercise its right to borrow the Loan, the Borrower may deliver to the Lender a written notice which must (i) specify the bank account and other pertinent wire transfer instructions to which the Loan is to be deposited by the Lender and (ii) be received by the Lender at such time as the Lender may agree.

2.3	Repayment of the Loan; Evidence of Debt.

(a)       Subject to the terms of the Intercreditor Agreement and Section 3.2(b), the Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan (including any unpaid Original Principal and Capitalized Interest Amount with respect thereto) on the Maturity Date. The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loan (including any unpaid Original Principal and Capitalized Interest Amount with respect thereto) from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and in the manner set forth in Section 3.2 hereof.

(b)       The Administrative Agent shall maintain an account evidencing indebtedness of the Borrower to the Lender resulting from the Loan made hereunder, including (i) the outstanding Original Principal of the Loan made hereunder, (ii) the unpaid principal amount of the Loan and any accrued and unpaid interest outstanding in respect of the Loan, (iii) any Capitalized Interest Amount with respect thereto and accrued and unpaid interest outstanding in respect thereof and (iv) the amount of any sum received by the Lender hereunder from the Borrower in respect of the Loan and the manner in which it was applied.

(c)       The entries made in the account of the Administrative Agent maintained pursuant to Section 2.3(b) hereof shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Agreement.

2.4       Use of Proceeds. The Borrower shall use the proceeds of the Loan hereunder (a) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (b) for working capital and general corporate purposes.

SECTION 3.	PROVISIONS RELATING TO THE LOAN

3.1       Optional Prepayments. Subject to the terms and conditions of the Senior Lien Credit Agreement, the Intercreditor Agreement and Section 3.2(b) hereof, the Borrower shall have the right to prepay the Loan, in whole or in part (together with accrued and unpaid interest thereon), at any time without premium or penalty, upon one Business Day’s notice to the Lender. Each such optional prepayment shall be applied, first, to the Original Principal outstanding under the Loan, second, to any Capitalized Interest Amount outstanding, third, to any accrued and unpaid interest on the Loan, and, fourth, to any unpaid and outstanding obligations of the Loan Parties hereunder.

3.2	Interest Rate; Payment Dates.

(a)       Interest on the principal amount of the Loan outstanding from time to time (which principal amount includes the Original Principal and any Capitalized Interest Amount and any Default Capitalized Interest Amount with respect thereto) shall accrue at a rate per annum equal to: (i) 10% to be payable in cash, payable in arrears at the end of each fiscal quarter and (ii) 5% to be payable in arrears at the end of each fiscal quarter by adding the amount of such accrued interest (a “Capitalized Interest Amount”) on such date to the principal amount of the Loan (and any Capitalized Interest Amount shall bear interest from and after the end of such applicable fiscal quarter as provided hereunder as if it had been part of the Original Principal of the Loan). Any accrued and unpaid interest on the Loan shall be payable in full in cash on the Maturity Date.

(b)       In the event that the conditions set forth in Section 6.10(i) of the Senior Lien Credit Agreement have not been satisfied with respect to any cash payments of interest required by Section 3.2(a), interest on the principal amount of the Loan outstanding accrued from time to time in respect of the Loan shall accrue at a rate per annum equal to 15.0% and be payable in arrears at the end of each fiscal quarter by adding the amount of such accrued interest (a “Default Capitalized Interest Amount”) on such date to the principal amount of the Loan (and any Default Capitalized Interest Amount shall bear interest from and after the end of such applicable fiscal quarter as provided hereunder as if it had been part of the Original Principal of the Loan).

(c)       Interest shall be calculated on the basis of a 360 day year for the actual days elapsed.

(d)       If all or a portion of the Loan, any interest payable thereon or any other amount payable hereunder shall not be paid or, in the case of a Capitalized Interest Amount or a Default Capitalized Interest Amount, accrued, when due (whether at the stated maturity, by acceleration, as a result of an event requiring a mandatory prepayment or otherwise), then, for so long as such amount remains unpaid, such overdue amount shall bear interest at a rate per annum equal to the rate otherwise in effect plus 2%.

(e)       Notwithstanding anything herein to the contrary, the interest payable by the Borrower with respect to this Loan shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Lender, such excess shall be considered payments in respect of the principal amount of this Loan.

3.3	Method of Payments.

(a)       All payments (including prepayments) to be made by the Borrower on account of principal, interest, costs and expenses shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Lender at such location or to such account as the Lender may specify to the Borrower, on or prior to 1:00 p.m., New York City time, on the due date thereof, in Dollars and in immediately available funds.

(b)       If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

SECTION 4.	CONDITIONS PRECEDENT

The effectiveness of the Loan and the obligation of the Lender to make the Loan requested to be made by it on the Effective Date are subject to the satisfaction or due waiver of each of the following conditions precedent (the date on which all of such conditions precedent shall have been satisfied or duly waived, the “Effective Date”):

4.1       Certain Documents. The Lender shall have received on or prior to the Effective Date each of the following, each dated the Effective Date, in form and substance satisfactory to the Lender:

(a)       evidence satisfactory to the Administrative Agent that the Borrower has satisfied each of the conditions set forth under Section 3.1 (other than Section 3.1(h)) of the Senior Lien Credit Agreement;

(b)       this Agreement, duly executed and delivered by the Borrower;

(c)       evidence satisfactory to the Lender that, upon the filing and recording of instruments delivered on the Effective Date, the Lender shall have a valid and perfected security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Lender may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens (other than Liens in respect to the perfection of a security interest in foreign registered patents, trademarks and copyrights) created by the Security Agreement) and (y) copies of UCC search reports as of a recent date prior to the Effective Date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that are otherwise permitted hereunder;

(d)       the Security Agreement, executed and delivered by the Borrower and each Loan Party, (ii) the Guaranty, executed and delivered by each Guarantor and (iii) the Pledge Agreement, executed and delivered by the Borrower and each Loan Party;

(e)	the duly executed Intercreditor Agreement;

(f)        receipt of a favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, addressed to the Lender;

(g)       a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date prior to the Effective Date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(h)       a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iv) above; and

(i)        such other certificates, documents, agreements and information respecting any Loan Party as Lender may reasonably request.

4.2       Expenses Paid. There shall have been paid to the Lender all expenses (including invoiced reasonable fees and expenses of counsel) due and payable on or before the Effective Date.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants each of the following to the Lender as of the date hereof and after giving effect to the making of the Loan:

5.1       Corporate Existence and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (iii) is in compliance with its Constituent Documents, (iv) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (v) has all corporate powers, all necessary material Permits and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.

5.2       Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and require no action or authorization by or in respect of, or filing with, or consent or approval of, or notice to any Governmental Authority or any other Person (other than the execution of the Senior Lien Credit Agreement and the filings required to perfect the Liens created by the Collateral Documents). The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not (i) contravene any Requirement of Law (including Regulations T, U and X of the Federal Reserve Board), (ii) contravene such Loan Party’s Constituent Documents or (iii) contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, instrument or other material Contractual Obligation binding upon the Borrower or any Subsidiary.

5.3       Binding Effect. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party and each of the Loan Documents (other than any note issued pursuant to this Agreement) to which such Loan Party is a party constitutes a valid and binding agreement of such Loan Party and, upon due execution thereof by the Borrower will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, (ii) as rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability, and (iii) as limited by legal or equitable principles of reasonableness, good faith and fair dealing.

5.4	Ownership of Borrower; Subsidiaries.

(a)       As of the Effective Date, the authorized capital stock of the Borrower consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 3,500,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by the Persons listed on Schedule 5.4.

(b)       Each of the Borrower’s Subsidiaries is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.5       No Regulatory Restrictions on Borrowing. None of the Borrower or any Subsidiary of the Borrower is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any regulatory scheme which restricts its ability to incur debt.

5.6       No Burdensome Restrictions; No Defaults. None of the Borrower or any Subsidiary of the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 7.1) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.7       Subordinated Notes; etc. All Obligations hereunder and under the other Loan Documents constitute “ABL Facility Priority Lien Debt” as such term is defined in, and for purposes of, the New Senior Secured Note Indenture. All Obligations hereunder and under the other Loan Documents constitute “Priority Lien Debt” as such term is defined in, and for purposes of, the Existing Senior Secured Note Indenture. So long as any Subordinated Notes remain outstanding, all Obligations hereunder and under the other Loan Documents constitute “Senior Debt”, as such terms are defined in, and for purposes of, the Subordinated Note Indenture. This Agreement (i) is included in the “Credit Agreement” as such term is defined in, and for purposes of, each of the Original Subordinated Note Indenture and the Existing Senior Secured Note Indenture and (ii) constitutes a “Credit Facility” as such term is defined in, and for purposes of, the New Senior Secured Note Indenture.

SECTION 6.	AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, on and after the Effective Date and until the Loan, together with interest, fees and all other Obligations (other than indemnities for which no claim for payment has been made) incurred hereunder and under the other Loan Documents, are paid in full:

6.1	Information. The Borrower shall deliver to the Lender:

(a)       Annual and Quarterly Reports. The Borrower shall deliver to the Lender annual reports and quarterly reports as and when delivered to the Senior Lien Administrative Agent pursuant to Section 5.1 of the Senior Lien Credit Agreement.

(b)       Default Notices. Within 15 Business Days after any officer of any Loan Party obtains knowledge of any Default, a certificate of the Borrower’s chief executive officer or chief financial officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(c)       Other Information. From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries (including, without limitation, any Guarantor) as the Lender may reasonably request.

6.2       Conduct of Business and Maintenance of Existence. The Borrower and its Subsidiaries shall preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises, except as otherwise permitted by the Senior Lien Loan Documents. The Borrower shall, and shall cause each Subsidiary of the Borrower to, use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in this sentence would not, in the aggregate, have a Material Adverse Effect.

6.3       Compliance with Laws. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) and Permits, except where the necessity or manner of compliance therewith is contested in good faith by appropriate proceedings. The Borrower shall comply, and shall cause each Subsidiary to comply, with all Contractual Obligations, except where the failure to so comply would not, in the aggregate, have a Material Adverse Effect.

6.4       Inspection of Property, Books and Records. The Borrower shall keep, and shall cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made in conformity with GAAP of all dealings and transactions in relation to its business and activities. The Borrower shall permit, and shall cause each Subsidiary to permit, the Lender, or any agents or representatives thereof, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be requested. The Borrower shall authorize its certified public accountants, and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to the Lender any and all financial statements and other information of any kind, as the Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

6.5       Use of Proceeds. The proceeds of the Loan shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) for the payment of transaction costs, fees and expenses incurred in connection with this Loan and the transactions contemplated hereby and (b) for working capital and general corporate purposes.

6.6       Additional Collateral and Guaranties. To the extent not delivered to the Lender on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Effective Date), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Lender:

(a)       deliver to the Lender such duly-executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Lender and as the Lender deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Lender otherwise agree, or (y) such Subsidiary guarantees or otherwise becomes obligated under any Indebtedness of the Borrower or any of the Borrower’s other Domestic Subsidiaries, in no event shall any Non-U.S. Person be required to guaranty the payment of the Obligations;

(b)       deliver to the Lender such duly-executed joinder and amendments to the Security Agreement and, if applicable, the other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary and becomes a Guarantor pursuant to clause (a) above, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Lender and as the Lender deems necessary or advisable in order to effectively grant to the Lender, for the benefit of the Secured Parties, a valid, perfected and enforceable junior priority security interest in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party constituting Collateral; provided however that, such junior priority security interest shall be junior in priority to all Senior Liens (as defined in the Intercreditor Agreement) and shall be subject to the terms and conditions of the Senior Lien Credit Agreement and the Intercreditor Agreement.

(c)       to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Lender; and

(d)       if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

6.7	Further Assurances.

(a)       The Borrower shall, and shall cause each of the other Loan Parties to, at the Borrower’s sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Lender shall from time to time request, which may be necessary in the reasonable judgment of the Lender from time to time to assure, perfect, convey, assign and transfer to the Lender the property and rights conveyed or assigned pursuant to the Collateral Documents, or which may facilitate the performance of the terms of the Collateral Documents, or the filing, registering or recording of the Collateral Documents.

(b)       All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including, without limitation, reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Lender may reasonably request in connection with the grant of such security interests, shall be paid by the Borrower promptly upon demand.

(c)       The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

(d)       The Borrower shall deliver a duly executed Access, Use and Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent.

(e)       The Lender shall have received evidence satisfactory to it that the insurance policies required by Section 6.8 and any Collateral Documents are in full force and effect as of the Effective Date; together with, unless otherwise agreed by the Lender, endorsements naming the Lender, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the Collateral of the Borrower and each other Loan Party.

6.8	Maintenance of Property; Insurance.

(a)       The Borrower shall keep, and shall cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)       The Borrower shall, and shall cause each Subsidiary to, (i) maintain (either in the Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business, and such other insurance as may be reasonably requested by the Lender, and, in any event, all insurance required by any Collateral Documents and (ii) subject to the provisions in the Intercreditor Agreement, cause all such insurance covering any Collateral to name the Lender on behalf of the Secured Parties as loss payee and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 90 days’ (or, in the case of non-payment of premiums, 30 days’) written notice thereof to the Lender. The Borrower shall furnish to the Lender, upon request from the Lender, information presented in reasonable detail as to the insurance so carried

SECTION 7.	NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, on and after the Effective Date and until the Loan, together with interest, fees and all other Obligations (other than indemnities for which no claim for payment has been made) incurred hereunder and under the other Loan Documents, are paid in full:

7.1       Limitation on Liens. Neither the Borrower nor any Subsidiary shall create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)       any Lien of the Borrower and its Subsidiaries in existence on the Effective Date;

(b)       any Lien permitted under the Senior Lien Credit Agreement, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time after the Effective Date;

(c)       any Lien arising out of the refinancing, extension, renewal or refunding (including successive refinancings, extensions, renewals or refundings) of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided, however, that such Indebtedness is not secured by any additional assets and the principal amount of such Indebtedness is not increased (except for the amount of any premium required to be paid pursuant to the terms of such Indebtedness, plus expenses reasonably incurred by the issuer of such Indebtedness, in connection with such refinancing, extension, renewal or refunding); and

(d)       Liens created to secure the obligations under the Senior Lien Credit Agreement and the Senior Lien Loan Documents.

7.2       Limitation on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Indebtedness except:

(a)       Indebtedness under this Agreement and Guaranty Obligations in respect thereto; and

(b)       Indebtedness permitted under the Senior Lien Credit Agreement, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time after the Effective Date, and any refinancings thereof.

7.3       End of Fiscal Years; Fiscal Quarters. The Borrower shall not, for financial reporting purposes, cause (i) any of its Fiscal Years to end on any day other than the Friday closest to the last Business Day in June of each year or (ii) any of its Fiscal Quarters to end on any day other than the Friday closest to the last Business Day in each September, December, March and June; provided, however, that the Borrower may make one election after the Effective Date to change the end of its Fiscal Year and Fiscal Quarters upon at least 30 days’ prior written notice to the Lender and subject to the Borrower entering into such amendments to this Agreement as the Lender shall request to reflect such change, such that the applicable provisions of this Agreement affected by such change shall have the same effect (or, in any case, be substantively no less favorable to the Lender, in the determination of the Lender) after giving effect thereto as if such change were not made.

7.4       Conduct of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any line or lines of business activity other than those engaged in on the Effective Date and any other line or lines of business activity involving the manufacture and distribution of packaging products and materials, plastics products and materials, specialty chemicals, other disposable products, and related materials and related businesses.

7.5       Modification of Constituent Documents. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Lender under the Loan Documents or in the Collateral; provided, however, that issuances of Qualified Preferred Stock shall be permitted as set forth in Section 6.9 of the Senior Lien Credit Agreement, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time after the Effective Date.

7.6       Negotiation in Good Faith. At such time that the Senior Lien Credit Agreement is terminated and is no longer in effect, the Borrower shall not refuse to negotiate in good faith with the Lender in order to modify and revise this Agreement, including, without limitation, all covenants contained in Sections 6 and 7 hereof, to reflect appropriate market terms and conditions for such time.

SECTION 8.	EVENTS OF DEFAULT

8.1       Events of Default. Each of the following events shall be an Event of Default:

(a)       the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

(b)       the Borrower shall fail to pay any interest on the Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c)       an “Event of Default” under the Senior Lien Credit Agreement shall occur and the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

(d)       any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing, and such failure or cessation would, in the aggregate, have a Material Adverse Effect; or

(e)       any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents or the Senior Lien Loan Documents, such Lien shall fail or cease to be a perfected and second priority Lien, or any Loan Party shall so state in writing, and such failure or cessation would, in the aggregate, have a Material Adverse Effect; or

(f)        (i) the Borrower or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any Subsidiary of the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any Subsidiary of the Borrower (but not instituted by the Borrower or any Subsidiary of the Borrower), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)       Following the Discharge of Senior Obligations, the Borrower shall fail to perform or comply with the terms and conditions contained in Section 7.6.

8.2       Remedies. Subject to the terms and conditions of the Senior Lien Credit Agreement and the Intercreditor Agreement, during the continuance of any Event of Default, the Lender may, and, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that following the Discharge of Senior Obligations, upon the occurrence of the Events of Default specified in Section 8.1(f), the Loan, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Subject to the terms and conditions of the Senior Lien Credit Agreement and the Intercreditor Agreement, in addition to the remedies set forth above, the Lender may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

SECTION 9.	APPLICATION OF PAYMENT.

Subject to the terms and conditions of the Senior Lien Credit Agreement and the Intercreditor Agreement, each payment or prepayment received by the Lender hereunder, except as expressly set forth herein, shall be applied, first, to the payment of accrued interest on the Loan to the date of such payment and second, to the payment of the principal amount of the Loan.

SECTION 10.	MISCELLANEOUS

10.1     Amendments and Waivers. This Agreement shall not be amended, supplemented, replaced or otherwise modified, except by written instrument which has been duly executed and delivered by each party hereto. In the case of any waiver of the terms hereof, the parties to this Agreement shall be restored to their former positions and rights hereunder, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2     Notices. All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent and receipt has been confirmed, addressed as follows (or to such other address as may be hereafter notified by any of the respective parties hereto):

Borrower:	Tekni-Plex, Inc.

201 Industrial Parkway

Somerville, New Jersey 08876

Attention: Robert Larney, CFO

Telecopy:	(908) 722-4967
Email:	Bob.Larney@tekni-plex.com
With a copy to:	Tekni-Plex, Inc.

201 Industrial Parkway

Somerville, New Jersey 08876

Attention:	Michael Zelenty, General Counsel
Telecopy:	(908) 722-4967
Email:	Michael.Zelenty@tekni-plex.com
Lender:	c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention:	Kenneth Liang
Telecopy:	(213) 830-8522
Email:	kliang@oaktreecapital.com

10.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4     Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

10.5     Payment of Expenses; General Indemnity. The Borrower agrees (i) to pay or reimburse the Lender and the Administrative Agent and for all of their respective reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, modification or replacement to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, (ii) to pay or reimburse the Lender and the Administrative Agent for all their respective reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, (iii) to pay, indemnify, and to hold the Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other similar taxes, if any, if legal, which may be payable or determined to be payable  in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement, modification or replacement of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (iv) to pay, indemnify, and hold harmless the Lender and the Administrative Agent from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) with respect to the execution, delivery, consummation, enforcement, performance and administration of this Agreement and any such other documents (all of the foregoing, collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (a) the gross negligence or willful misconduct of the Lender or the Administrative Agent, or (b) amounts of the types referred to in clauses (i) through (iii) above except as provided therein. The agreements in this clause (e) shall survive the termination of this Agreement and the repayment of the Loan and all other amounts payable hereunder.

10.6     Successors, Assignments and Participations. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns and, except as set forth below, neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement, or the Lender’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Lender to any Affiliate of the Lender over which the Lender or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights provided that (x) any such assignee assumes the obligations of the Lender hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Lender and (y) so long as no Event of Default shall have occurred and be continuing, the Borrower otherwise consents to each such assignment (each such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, no such assignment shall relieve the Lender of its obligations hereunder if such assignee fails to perform such obligations. The Lender may sell participations in its rights and obligations under this Agreement; provided, however, that (i) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder, (ii) the Lender shall retain the sole right (x) to receive all payments hereunder, (y) to exercise or refrain from exercising any powers or rights the Lender may have in respect of this Agreement (including the right to declare a Default or Event of Default and to enforce the obligations of the Borrower hereunder) and (z) to approve any amendments, waivers or other modifications of any payment or other provision of this Agreement, and (iii) the participants’ consent shall not be required for any of the foregoing.

10.7     Right of Set-off. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, the Lender and each Affiliate of the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other

Indebtedness at any time owing by the Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 10.7 are in addition to the other rights and remedies (including other rights of set-off) that the Lender may have.

10.8     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.9     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10   Integration. This Agreement represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender for the benefit of the Borrower relative to the subject matter hereof not expressly set forth or referred to herein.

10.11   GOVERNING LAWS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12   Submission To Jurisdiction; Waivers. The Borrower and the Lender, hereby irrevocably and unconditionally:

(a)       submit for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)       consent that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth above or at such other address of which the Lender shall have been notified pursuant thereto;

(d)       agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

10.13   WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.14   Intercreditor Agreement. Notwithstanding anything herein or in any of the Loan Documents to the contrary, the lien and security interest granted to the Lender pursuant to this Agreement or any Collateral Document and the exercise of any right or remedy by the Lender hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any Collateral Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Lender (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of Senior Obligations, (i) no Loan Party shall be required hereunder or under any other Loan Document to take any action that is inconsistent with such Loan Parties’ obligations under the Senior Lien Loan Documents and (ii) any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Loan Party complies with the requirements of the similar provision of the applicable Senior Lien Loan Document. Until the Discharge of Senior Obligations, the Lender may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurances provisions hereof or any other Loan Document, unless the Lender shall have required such Loan Party to take similar action, and delivery of any Collateral to the Lender pursuant to the Senior Lien Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TEKNI-PLEX, INC.

By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

OCM TEKNI-PLEX HOLDINGS II, L.P.

By:	Oaktree Fund GP, LLC, its General Partner

By:	Oaktree Fund GP I, L.P., its Managing Member

By:	/s/ Rajath Shourie
Name: Rajath Shourie Title: Managing Director

By:	/s/ Aaron Bendikson
Name: Aaron Bendikson Title: Senior Vice President